                                             As filed pursuant to Rule 424(b)(4)
                                            under the Securities Act of 1933, as
                                            amended. Registration No. 333-93645.

PROSPECTUS

                                 204,211 Shares

                                  PROXIM, INC.

                                  Common Stock
                           -------------------------

     This prospectus relates to the public offering, which is not being underwritten, of up to 204,211 shares of our Common Stock which is held by some of our current stockholders. The selling stockholders identified in this prospectus acquired their shares of our Common Stock in a private transaction in which Proxim acquired WaveSpan Corporation, a California corporation.

     The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our Common Stock is listed on the Nasdaq National Market under the symbol "PROX." On January 13, 2000, the closing price for our Common Stock was $84.625 per share.

                           -------------------------

     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

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     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                  The date of this Prospectus is January 14, 2000.

     No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Proxim, Inc. (referred to in this prospectus as "Proxim," the "Company" and "we"), any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public conference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

     (1) Proxim's Annual Report on Form 10-K, for the year ended December 31, 1998;

     (2) Proxim's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

     (3) Proxim's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

     (4) Proxim's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     (5) Proxim's Current Report on Form 8-K, filed with the Commission on April 30, 1999; and

     (6) The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the Commission on October 21, 1993.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Keith E. Glover
     Vice President, Finance and Chief Financial Officer
     Proxim, Inc.
     510 DeGuigne Drive
     Sunnyvale, California 94086
     (408) 731-2700

     You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                                     PROXIM

     Proxim designs, manufactures and markets high performance wireless local area networking, or LAN, products based on radio frequency, or RF, technology. Proxim's highly integrated wireless client adapters and network infrastructure systems seamlessly extend existing enterprise LANs to enable mobility-driven applications in a wide variety of in-building and campus area environments. Introduced in 1994, Proxim's RangeLAN2(TM) 2.4 GHz wireless LAN technology has been adopted by a number of major mobile computer system and handheld data terminal manufacturers, as well as many leading wireless solution providers, for real-time data collection applications in manufacturing, warehousing, transportation and retailing and for point-of-service network applications in healthcare, hospitality, education and financial services.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially from those expressed or forecasted in any such forward-looking statements as a result of certain factors, including those set forth in "Risk Factors," as well as those noted in the documents incorporated herein by reference. In connection with forward-looking statements which appear in these disclosures, investors should carefully review the factors set forth in this prospectus under "Risk Factors."

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

     If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY FAIL TO MEET OR EXCEED THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS, CAUSING OUR STOCK PRICE TO DECLINE.

     Our operating results have fluctuated in the past and are likely to continue to fluctuate in the future on annual and quarterly basis, due to numerous factors, many of which are outside of our control. Some of the factors that may cause these fluctuations include:

     - changing market demand for, and declines in the average selling prices of, our products;

     - the timing of and delays or cancellations of significant orders from major customers;

     - the loss of one or more of our major customers;

     - the cost, availability and quality of components from our suppliers;

     - the cost, availability, and quality of assemblies from contract and subcontract manufacturers;

     - the lengthy sales and design-in cycles for original equipment manufacturer, or OEM, products;

     - delays in the introduction of our new products;

     - competitive product announcements and introductions;

     - market adoption of new technologies;

     - market adoption of radio frequency, or RF, standards-based products (such as those compliant with the IEEE 802.11 or the Home RF SWAP standards);

     - the mix of products sold;

     - the effectiveness of our distribution channels and our success in developing new distribution channels;

     - the sell-through rate of our Symphony products through consumer retail channels;

     - management of retail channel inventories;

     - the failure to anticipate changing customer product requirements;

     - seasonality in demand;

     - manufacturing capacity and efficiency;

     - changes in the regulatory environment, product health and safety concerns;

     - Year 2000 issues; and

     - general economic conditions.

     Historically, we have not operated with a significant order backlog and a substantial portion of our revenue in any quarter has been derived from orders booked and shipped in that quarter. Accordingly, our revenue expectations are based almost entirely on internal estimates of future demand and not on firm customer orders. Planned operating expense levels are relatively fixed in the short term and are based in large part on these estimates. If orders and revenue do not meet expectations, our operating results could be materially adversely affected. In this regard, in the third quarter of 1997, we experienced a decrease in revenue and an operating loss as a result of a significant decrease in orders from two of our major customers. We can offer no assurance that we will not experience future quarter to quarter decreases in revenue or quarterly operating losses. In addition, due to the timing of orders from OEM customers, we have often recognized a substantial portion of our revenue in the last month of a quarter. As a result, minor fluctuations in the timing of orders and the shipment of products have caused, and may in the future cause, operating results to vary significantly from quarter to quarter.

WE DEPEND SIGNIFICANTLY ON A LIMITED NUMBER OF OEM CUSTOMERS.

     A substantial portion of our revenue has been derived from a limited number of customers, most of which are OEM customers. Approximately 55%, 59% and 62% of our sales during the first nine months of 1999, and calendar years 1998 and 1997, respectively, were to OEM customers. In addition, sales to one customer represented approximately 31% of our revenue during the first nine months of 1999. Sales to two customers represented approximately 41% and 11% of our revenue during 1998. Sales to three customers represented approximately 28%, 17% and 10% of our revenue during 1997. We expect that sales to a limited number of OEM customers will continue to account for a substantial portion of our revenue for the foreseeable future. We also have experienced quarter to quarter variability in sales to each of our major OEM customers and expect this pattern to continue in the future.

     Sales of many of our wireless networking products depend upon the decision of a prospective OEM customer to develop and market wireless solutions which incorporate our wireless technology. OEM customers' orders are affected by a variety of factors, including the following:

     - new product introductions;

     - regulatory approvals;

     - end-user demand for OEM customers' products;

     - product life cycles;

     - inventory levels;

     - manufacturing strategies;

     - pricing;

     - contract awards; and

     - competitive and general economic conditions.

     For these and other reasons, the design-in cycle associated with the purchase of our wireless products by OEM customers is quite lengthy, generally ranging from six months to two years, and is subject to a number of significant risks, including customers' budgeting constraints and internal acceptance reviews, that are beyond our control. Because of the lengthy sales cycle, we typically plan our production and inventory levels based on internal forecasts of OEM customer demand, which is highly unpredictable and can fluctuate substantially. In addition, our agreements with OEM customers typically do not require minimum purchase quantities and a significant reduction, delay or cancellation of orders from any of these customers could materially and adversely affect our operating results. If revenue forecasted from a specific customer for a particular quarter is not realized in that quarter, our operating results for that quarter could be materially adversely affected. The loss of one or more of, or a significant reduction in orders from, our major OEM customers could materially and adversely affect our operating results. In addition, we can offer no assurance that we will become a qualified supplier for new OEM customers or that we will remain a qualified supplier for existing OEM customers.

WE PURCHASE SEVERAL KEY COMPONENTS USED IN THE MANUFACTURE OR INTEGRATION OF OUR PRODUCTS FROM SOLE OR LIMITED SOURCES.

     Certain parts and components used in our products, including our proprietary application specific integrated circuits, or ASICs, monolithic microwave integrated circuits, or MMICs, and assembled circuit boards, are only available from single sources, and certain other parts and components are only available from a limited number of sources. Our reliance on these sole source or limited source suppliers involves risks and uncertainties, including the following:

     - the possibility of a shortage or discontinuation of key components; and

     - reduced control over delivery schedules, manufacturing capability, quality, yields and costs.

     Any reduced availability of these parts or components when required could significantly impair our ability to manufacture and deliver our products on a timely basis and result in the cancellation of orders, which could materially adversely affect our operating results. In addition, the purchase of some key components involves long lead times and, in the event of unanticipated increases in demand for our products, we have in the past been, and may in the future be, unable to manufacture some products in a quantity sufficient to meet our customers' demand in any particular period. We have no guaranteed supply arrangements with our sole or limited source suppliers, do not maintain an extensive inventory of parts or components, and customarily purchase sole or limited source parts and components pursuant to purchase orders placed from time to time in the ordinary course of business. Business disruptions, production shortfalls, production quality or financial difficulties of a sole or limited source supplier could materially and adversely affect our business by increasing product costs, or reducing or eliminating the availability of parts or components. In an event like this, our inability to develop alternative sources of supply quickly and on a cost-effective basis could significantly impair our ability to manufacture and deliver our products on a timely basis and could materially adversely affect our business and operating results.

WE NEED TO EXPAND OUR LIMITED MANUFACTURING CAPABILITY AND INCREASINGLY DEPEND ON CONTRACT MANUFACTURERS FOR OUR MANUFACTURING REQUIREMENTS.

     We currently have limited manufacturing capability and no experience in large scale manufacturing. If our customers were to concurrently place orders for unexpectedly large product quantities, our present manufacturing capacity might be inadequate to meet the demand. We can offer no assurance that we will be able to develop or contract for additional manufacturing capacity on acceptable terms on a timely basis. In addition, in order to compete successfully, we will need to achieve significant product cost reductions. Although we intend to achieve cost reductions through engineering improvements and production economies, we can offer no assurance that we will be able to do so. In order to remain competitive, we also must continue to introduce new products and processes into our manufacturing environment. We currently conduct our manufacturing operations for all of our products in our new corporate headquarters in Sunnyvale, California. In addition, we rely on contract and subcontract manufacturers for turnkey manufacturing and circuit board assemblies which subjects us to additional risks, including a potential inability to obtain an adequate supply of finished assemblies and assembled circuit boards and reduced control over the price, timely delivery and quality of such finished assemblies and assembled circuit boards. If our Sunnyvale facility were to become incapable of operating, even temporarily, or were unable to operate at or near its current or full capacity for an extended period, our business and operating results could be materially adversely affected. Changes in our manufacturing operations to incorporate new products and processes could cause disruptions, which, in turn, could adversely affect customer relationships, cause a loss of market opportunities and negatively affect our business and operating results.

     We have in the past experienced higher than expected demand for our products. This resulted in delays in the delivery of certain products due to temporary shortages of certain components, particularly components with long lead times, and insufficient manufacturing capacity. Due to the complex nature of our products and manufacturing processes, the worldwide demand for some wireless technology components and other factors, we can offer no assurance that delays in the delivery of products will not occur in the future.

WIRELESS COMMUNICATIONS AND NETWORKING MARKETS ARE SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND TO COMPETE, WE MUST CONTINUALLY INTRODUCE NEW PRODUCTS THAT ACHIEVE BROAD MARKET ACCEPTANCE.

     The wireless communications industry is characterized by rapid technological change, short product life cycles and evolving industry standards. To remain competitive, we must develop or gain access to new technologies in order to increase product performance and functionality, reduce product size and maintain cost-effectiveness.

     Our success is also dependent on our ability to develop new products for existing and emerging wireless communications markets, to introduce such products in a timely manner and to have them designed into new products developed by OEM customers. The development of new wireless networking products is highly complex, and, from time to time, we have experienced delays in developing and introducing new products. Due to the intensely competitive nature of the our business, any delay in the commercial availability of new products could materially and adversely affect our business, reputation and operating results. In addition, if we are unable to develop or obtain access to advanced wireless networking technologies as they become available, or are unable to design, develop and introduce competitive new products on a timely basis, or are unable to hire or retain qualified engineers to develop new technologies and products, our future operating results would be materially and adversely affected. We have expended substantial resources in developing products that are designed to conform to the IEEE 802.11 standard that received final approval in June 1997. We can offer no assurance, however, that our IEEE 802.11 compliant products or the IEEE 802.11 standard will have a meaningful commercial impact.

     We have substantially increased research and development expenses to develop new technologies related to 5 GHz high-speed wireless LAN products. In this regard, in the fourth quarter of 1997, we recorded a charge of $2,500,000 to research and development expense for the acquisition of technology to be used in developing a new family of 5 GHz high-speed wireless LAN products. Additionally, during the interim periods of 1999, we recorded a $2,000,000 charge related to an investment in a start-up company developing ultra-broadband wireless products. In addition, we are a core member of the HomeRF Working Group, an industry consortium that is establishing an open industry standard, called the SWAP specification, for wireless digital communications between PCs and consumer electronic devices, including a common interface specification that supports wireless data and voice services in and around the home. We can offer no assurance that the HomeRF SWAP specification, or products that we develop to comply with the specification will have a meaningful commercial impact. Further, given the emerging nature of the wireless LAN market, we can offer no assurance that the RangeLAN2 products and technology, or our other products or technology, will not be rendered obsolete by alternative technologies.

THE WIRELESS LOCAL AREA NETWORKING MARKET IS INTENSELY COMPETITIVE AND SOME OF OUR COMPETITORS ARE LARGER AND BETTER ESTABLISHED.

     The wireless local area networking market is extremely competitive and we expect that competition will intensify in the future. Increased competition could adversely affect our business and operating results through pricing pressures, the loss of market share and other factors. The principal competitive factors in the wireless LAN market include the following:

     - effective RF coverage area;

     - data throughput;

     - wireless networking protocol sophistication;

     - network scalability;

     - roaming capability;

     - power consumption;

     - product miniaturization;

     - product reliability;

     - product time to market;

     - product certifications;

     - price;

     - manufacturing capabilities and experience;

     - effective distribution channels;

     - ability to support new industry standards; and

     - company reputation.

     We could be at a disadvantage to competitors, particularly Cisco Systems and Lucent Technologies, that have broader distribution channels and brand recognition and offer more diversified product lines.

     We have several competitors in our commercial wireless LAN business, including Lucent Technologies, Nokia, Symbol Technologies and Aironet Wireless Communications (which has announced an agreement to be acquired by Cisco Systems), among others. We also face competition from a variety of companies that offer different technologies in the nascent home networking market, including several companies developing competing wireless networking products. Additionally, numerous companies have announced their intention to develop competing products in both the commercial wireless LAN and home networking markets. In addition to competition from companies that offer or have announced their intention to develop wireless LAN products, we could face future competition from companies that offer products which replace network adapters or offer alternative communications solutions, or from large computer companies, PC peripheral companies, as well as other large networking equipment companies. Furthermore, we could face competition from certain of our OEM customers which have, or could acquire, wireless engineering and product development capabilities. We can offer no assurance that we will be able to compete successfully against these competitors or that competitive pressures we face will not adversely affect our business or operating results.

     Many of our present and potential competitors have substantially greater financial, marketing, technical and other resources with which to pursue engineering, manufacturing, marketing, and distribution of their products. These competitors may succeed in establishing technology standards or strategic alliances in the wireless LAN market, obtain more rapid market acceptance for their products, or otherwise gain a competitive advantage. We can offer no assurance that we will succeed in developing products or technologies that are more effective than those developed by our competitors. Furthermore, we compete with companies that have high volume manufacturing and extensive marketing and distribution capabilities, areas in which we have only limited experience. We can offer no assurance that we will be able to compete successfully against existing and new competitors as the wireless LAN market evolves and the level of competition increases.

WE DEPEND UPON INTERNATIONAL SALES AND OUR ABILITY TO SUSTAIN AND INCREASE INTERNATIONAL SALES IS SUBJECT TO MANY RISKS WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     Revenue from shipments by us to customers outside the United States, principally to a limited number of distributors and OEM customers, represented 21%, 17% and 26% of total revenue during the first nine months of 1999, and calendar years 1998 and 1997. We expect that revenue from shipments to international customers will vary as a percentage of total revenue. Sales to international customers or to U.S. OEM customers who ship to international locations are subject to a number of risks and uncertainties including:

     - changes in foreign government regulations and telecommunications standards;

     - export license requirements;

     - tariffs, taxes and other trade barriers;

     - fluctuations in currency exchange rates;

     - longer payment cycles for international distributors;

     - difficulty in collecting accounts receivable;

     - difficulty in staffing and managing foreign operations; and

     - potential political and economic instability.

     While international sales are typically denominated in U.S. dollars and we typically extend limited credit terms, fluctuations in currency exchange rates could cause our products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. We can offer no assurance that foreign markets will continue to develop or that we will receive additional orders to supply our products to foreign customers. Our business and operating results could be materially and adversely affected if foreign markets do not continue to develop or if we do not receive additional orders to supply our products for use by foreign customers. In the latter part of 1997 and throughout 1998, capital markets in Asia were highly volatile, resulting in fluctuations in Asian currencies and other economic instabilities. In this regard, in the third quarter of 1997 and continuing through the second quarter of 1998, we experienced a significant decrease in orders from NTT-IT, one of our major Japanese customers, resulting in a significant decrease in quarterly revenue and an operating loss in the third quarter of 1997.

OUR FAILURE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS COULD ADVERSELY AFFECT OUR ABILITY TO COMPETE EFFECTIVELY.

     We rely on a combination of patents, trademarks, non-disclosure agreements, invention assignment agreements and other security measures in order to establish and protect our proprietary rights. We have been issued four U.S. patents which were issued in 1991, 1993, 1995 and 1999, and are important to our current business, and we have five patent applications pending in the U.S. which relate to our core technologies and product designs. We can offer no assurance that patents will issue from any of these pending applications or, if patents do issue, that the claims allowed will be sufficiently broad to protect our technology. In addition, we can offer no assurance that any patents issued to us will not be challenged, invalidated or circumvented, or that the rights granted thereunder will adequately protect us. Since U.S. patent applications are maintained in secrecy until patents issue, and since publication of inventions in the technical or patent literature tends to lag behind such inventions by several months, we cannot be certain that we first created the inventions covered by our issued patents or pending patent applications or that we were the first to file patent applications for such inventions or that we are not infringing on the patents of others. In addition, we have filed, or reserved our rights to file, a number of patent applications internationally. We can offer no assurance that any international patent application will issue or that the laws of foreign jurisdictions will protect our proprietary rights to the same extent as the laws of the United States.

     Although we intend to protect our rights vigorously, there can be no assurance that the measures we have taken or may take to protect our proprietary rights will be successful. Litigation may be necessary to enforce our patents, trademarks or other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Litigation could result in substantial costs and diversion of resources and could materially and adversely affect our business and operating results. Moreover, we can offer no assurance that in the future these rights will be upheld. Furthermore, there can be no assurance that any of our issued patents will provide a competitive advantage or will not be challenged by third parties or that the patents of others will not adversely impact our ability to do business. As the number of products in the wireless LAN market increases, and related functionalities and features overlap, we may become increasingly subject to infringement claims. These claims also might require us to enter into royalty or license agreements. Any such claims, with or without merit, could cause costly litigation and could require significant management time. There can be no assurance that, if required, we could obtain such royalty or license agreements on terms acceptable to management. There can be no assurance that the measures we have taken or may take in the future will prevent misappropriation of our technology or that others will not independently develop similar products, design around our proprietary technology or duplicate our products.

WE NEED TO EFFECTIVELY MANAGE OUR GROWTH.

     Our growth to date has caused, and will continue to cause, a significant strain on our management, operational, financial and other resources. Our ability to manage growth effectively will require us to improve our management, operational and financial processes and controls as well as the related information and communications systems. These demands will require the addition of new management personnel and the development of additional expertise by existing management. The failure of our management team to effectively manage growth, should it occur, could materially and adversely affect our business and operating results.

COMPLIANCE WITH GOVERNMENTAL REGULATIONS IN MULTIPLE JURISDICTIONS WHERE WE SELL OUR PRODUCTS IS DIFFICULT AND COSTLY.

     In the United States, we are subject to various Federal Communications Commission, or FCC, rules and regulations. Current FCC regulations permit license-free operation in certain FCC-certified bands in the radio spectrum. Our spread spectrum wireless products are certified for unlicensed operation in the 902 - 928 MHz and 2.4 - 2.4835 GHz frequency bands. Operation in these frequency bands is governed by rules set forth in Part 15 of the FCC regulations. The Part 15 rules are designed to minimize the probability of interference to other users of the spectrum and, thus, accord Part 15 systems secondary status. In the event that there is interference between a primary user and a Part 15 user, a higher priority user can require the Part 15 user to curtail transmissions that create interference. In this regard, if users of our products experience excessive interference from primary users, market acceptance of our products could be adversely affected, which could materially and adversely affecting our business and operating results. The FCC, however, has established certain standards which create an irrefutable presumption of noninterference for Part 15 users and we believe that our products comply with such requirements. We can offer no assurance that the occurrence of regulatory changes, including changes in the allocation of available frequency spectrum or modification to the standards establishing an irrefutable presumption for unlicensed Part 15 users, would not significantly affect our operations by rendering current products obsolete, restricting the applications and markets served by our products or increasing the opportunity for additional competition.

     Our products are also subject to regulatory requirements in international markets and, therefore, we must monitor the development of spread spectrum and other radio frequency regulations in certain countries that represent potential markets for our products. While we can offer no assurance that we will be able to comply with regulations in any particular country, we design our RangeLAN2, RangeLAN802, Symphony and HomeRF products to minimize the design modifications required to meet various 2.4 GHz international spread spectrum regulations. In addition, we will seek to obtain international certifications for the Symphony and HomeRF product line in countries where there is a substantial market for home PCs and Internet connectivity. Changes in, or the failure by us to comply with, applicable domestic and international regulations could materially adversely affect our business and operating results. In addition, with respect to those countries that do not follow FCC regulations, we may need to modify our products to meet local rules and regulations.

     Regulatory changes, including changes in the allocation of available frequency spectrum, could significantly affect our operations by restricting our development efforts, rendering current products obsolete or increasing the opportunity for additional competition. In September 1993 and in February 1995, the FCC allocated additional spectrum for personal communications services. In January 1997, the FCC authorized 300 MHz of additional unlicensed frequencies in the 5 GHz frequency range. In June 1999, the FCC issued a Notice of Proposed Rulemaking (NPRM) that proposed changing the way allocated frequencies are utilized by Part 15 spread spectrum systems. These approved and proposed changes in the allocation and use of available frequency spectrum could create opportunities for other wireless networking products and services.

     There can be no assurance that new regulations will not be promulgated which could materially and adversely affect our business and operating results.

THERE MAY BE POTENTIAL HEALTH AND SAFETY RISKS RELATED TO OUR PRODUCTS WHICH COULD NEGATIVELY AFFECT OUR BUSINESS AND PRODUCT SALES.

     The intentional emission of electromagnetic radiation has been the subject of recent public concern regarding possible health and safety risks, and though our products, when installed in any of the intended configurations, are designed not to exceed the maximum permissible exposure limits listed in Section 1.1311 of the FCC Regulations, we can offer no assurance that safety issues will not arise in the future and materially and adversely affect our business and operating results.

TO COMPETE EFFECTIVELY, WE MUST ESTABLISH AND EXPAND NEW DISTRIBUTION CHANNELS FOR OUR HOME NETWORKING PRODUCTS.

     To date, a substantial percentage of our revenue has been derived from OEM customers through our direct sales force. We sell our branded RangeLAN2 products through domestic and international distributors. We are also establishing new distribution channels for our Symphony family of cordless home and small office networking products. Symphony products are currently sold through national retailers such as Best Buy, OfficeMax and Staples, computer retailers such as Fry's Electronics, J&R Computer World and Micro Center, computer catalogs such as CDW, MobilePlanet and PC Connection, and numerous on-line retail sites over the Internet, including our own e-commerce Website. In general, distributors and retailers offer products of several different companies, including products that may compete with our products. Accordingly, they may give higher priority to products of other suppliers, thus reducing their efforts to sell our products. Agreements with distributors and retailers are generally terminable at their option. Any reduction in sales efforts or termination of a relationship may materially and adversely affect our business and operating results. Use of distributors and retailers also entails the risk that they will build up inventories in anticipation of substantial growth in sales. If such growth does not occur as anticipated, they may substantially decrease the amount of product ordered in subsequent quarters. Such fluctuations could contribute to significant variations in the Company's future operating results.

IF WE LOSE KEY PERSONNEL OR WE ARE UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL AS NECESSARY, WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE OUR BUSINESS OR ACHIEVE OUR OBJECTIVES.

     We are highly dependent on the technical and management skills of our key employees, in particular David C. King, Chairman, President and Chief Executive Officer, and Juan Grau, Vice President of Engineering. We do not have employment agreements with, or life insurance on the life of, either person. In addition, given the rapid technological change in this industry, we believe that the technical expertise and creative skills of our engineers and other personnel are crucial in determining our future success. The loss of the services of any key employee could adversely affect our business and operating results. Our success also depends in large part on a limited number of key marketing and sales employees and on our ability to continue to attract, assimilate and retain additional highly talented personnel. Competition for qualified personnel in the wireless data communications and networking industries is intense. We can offer no assurance that we will be successful in retaining our key employees or that we can attract, assimilate or retain the additional skilled personnel as required.

OUR STOCK PRICE MAY BE EXTREMELY VOLATILE.

     Recently, the price of our common stock has been volatile. We believe that the price of our common stock may continue to fluctuate, perhaps substantially, as a result of factors including:

     - announcements of developments relating to our business;

     - fluctuations in our operating results;

     - general conditions in the wireless communications industry or the worldwide economy;

     - a shortfall in revenue or earnings from securities analysts' expectations or other changes in financial estimates by securities analysts;

     - announcements of technological innovations or new products or enhancements by us or our competitors;

     - developments in patent, copyright or other intellectual property rights; and

     - developments in our relationships with customers, distributors and suppliers.

     In the third quarter of 1997, we announced revenue and operating results below expectations of securities analysts and investors, resulting in a decrease in the market price of our common stock. In addition, in recent years the stock market in general, and the market for shares of high technology stocks in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. There can be no assurance that the market price of the our common stock will not experience significant fluctuations in the future, including fluctuations that are unrelated to our performance.

                                USE OF PROCEEDS

     Proxim will not receive any of the proceeds from the sale of the shares offered by this prospectus. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution."

                              SELLING STOCKHOLDERS

     The following table sets forth as of the date of this prospectus, the name of each of the selling stockholders, the number of shares of Common Stock that each selling stockholder owns, the number of shares of Common Stock owned by each selling stockholder that may be offered for sale from time to time by this prospectus, and the number of shares of Common Stock to be held by each selling stockholder assuming the sale of all the Common Stock offered hereby.

     Some of the selling stockholders may distribute their shares, from time to time, to their limited and/or general partners, who may sell shares pursuant to this prospectus. Each selling shareholder may also transfer shares owned by him by gift, and upon any such transfer the donee would have the same right of sale as the selling stockholder.

     The shares being offered by the selling stockholders were acquired in connection with our acquisition of WaveSpan Corporation, a California corporation, in December 1999. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

                                             SHARES BENEFICIALLY   NUMBER     SHARES BENEFICIALLY
                                               OWNED PRIOR TO        OF           OWNED AFTER
                                                 OFFERING(1)       SHARES         OFFERING(1)
                                             -------------------    BEING     --------------------
        NAME OF SELLING STOCKHOLDER           NUMBER    PERCENT    OFFERED     NUMBER     PERCENT
        ---------------------------          --------   --------   -------    --------   ---------
Matrix IV Entrepreneurs Fund, L.P..........    3,137        *        3,137       0           *
Matrix Partners IV, L.P....................   59,631        *       59,631       0           *
Institutional Venture Management VII.......      940        *          940       0           *
Institutional Venture Partners
  Founders Fund I, L.P.....................    1,012        *        1,012       0           *
Institutional Venture Partners VII.........   48,040        *       48,040       0           *
IVP Founders Fund I, L.P...................      282        *          282       0           *
McQuillan Consulting Profit Sharing
  Retirement...............................      200        *          200       0           *
Mr. Edmund S. Ruffin, Jr...................       12        *           12       0           *
Scott Kriens and Joan Kriens Trust.........      330        *          330       0           *
VLG Investments 1996.......................       48        *           48       0           *
Foundation Capital Entrepreneurs, Fund,
  L.L.C. ..................................    2,786        *        2,786       0           *
Foundation Capital, L.P....................   25,079        *       25,079       0           *
McKinney Family Trust......................      400        *          400       0           *
Norwest Venture Partners VI, L.P. .........   28,266        *       28,266       0           *
Comdisco, Inc. ............................   34,048(2)     *       34,048(2)    0           *
Total......................................  204,211      1.7%     204,211       0           *

-------------------------
 *  Less than 1%.

(1) Based on 11,925,723 shares outstanding as of December 22, 1999.

(2) Such shares are purchasable pursuant to a Payoff Agreement dated December 2, 1999 by and between the Company and Comdisco, Inc.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of Proxim in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. The shares offered hereby may be sold, without limitation, by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
(c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

     In connection with distributions of the shares offered hereby or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Proxim's common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell Proxim's common stock short and deliver the shares offered hereby to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge the shares offered hereby to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares offered hereby that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this prospectus.

     Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder and/or purchasers of the shares offered hereby (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales, may pay to or receive from the purchasers of such shares commissions computed as described above.

     To comply with the securities laws of certain states, if applicable, the shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the shares offered hereby in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may indemnify any broker-dealer than participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Some of the selling stockholders may distribute their shares, from time to time, to their limited and/or general partners, who may sell shares pursuant to this prospectus. Each selling shareholder may also transfer shares owned by him by gift, and upon any such transfer the donee would have the same right of sale as the selling stockholder.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Bylaws limits the liability of our directors and officers for expenses to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

     Our Certificate of Incorporation provides that we must indemnify our directors and may indemnify our other officers, employees and agents to the fullest extent permitted by law.

     We have entered into agreements to indemnify our directors and officers, in addition to indemnification provided for in our Bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Proxim, arising out of such person's services as a Proxim director or officer, any subsidiary of Proxim or any other company or enterprise to which the person provides services at our request.

     Proxim's Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. We also maintain an insurance policy insuring our directors and officers against liability for certain acts and omissions while acting in their official capacities.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Proxim pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the securities offered hereby will be passed upon for Proxim by Wilson Sonsini Goodrich & Rosati, Professional Corporation ("WSGR"), Palo Alto, California. Certain members of WSGR beneficially own approximately 1,850 shares of Proxim's Common Stock and options to purchase an aggregate of approximately 25,000 shares of Proxim's Common Stock.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Proxim, Inc. for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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  PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER PROXIM NOR ANY SELLING STOCKHOLDER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THE SHARES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE SHARES.

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                               TABLE OF CONTENTS

                                      PAGE
                                      ----
WHERE YOU CAN
  FIND MORE INFORMATION
  ABOUT PROXIM......................    1
FORWARD-LOOKING STATEMENTS..........    2
RISK FACTORS........................    3
USE OF PROCEEDS.....................   13
SELLING STOCKHOLDERS................   13
PLAN OF DISTRIBUTION................   14
INDEMNIFICATION OF DIRECTORS AND
  OFFICERS..........................   15
LEGAL MATTERS.......................   16
EXPERTS.............................   16

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                                 204,211 Shares

                                  PROXIM, INC.

                                  Common Stock
                           -------------------------

                                   PROSPECTUS

                           -------------------------
                                January 14, 2000
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